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                                                                     EXHIBIT 8.1


                        [Letterhead of White & Case LLP]


The Williams Companies, Inc.                                  September 17, 2004
One Williams Center
Tulsa, OK 74172

         Re:      Form S-4 Registration Statement of the Williams Companies,
                  Inc.



Dear Ladies and Gentlemen:

         Reference is made to The Williams Companies, Inc. Form S-4 Registration Statement, dated September 17, 2004 (the "Registration Statement"). We have functioned as special tax counsel to The Williams Companies, Inc. with respect to the transactions described in the Registration Statement.

         We are pleased to advise you that, in our opinion, the statements under the caption "Material U.S. Federal Income Tax Consequences" in the Registration Statement, to the extent that they constitute a description of the tax laws and regulations of the United States, of any of its agencies, authorities or other government or quasi-governmental bodies, or documents or proceedings or conclusions of U.S. law, are correct in all material respects.

         We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the heading "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or 1933, as amended, or the rules and regulations of the Commission.

                                             Very truly yours,

                                             /s/ White & Case LLP